Exhibit 8.1

212-450-4000

September 22, 2005

Kansas Gas & Electric Company

777 West Central

Wichita, KA 67203

Ladies and Gentlemen:

We have acted as special tax counsel to Kansas Gas & Electric Company, a Kansas corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its new 5.647% Secured Facility Exchange Bonds due March 29, 2021 (the “2005 Exchange Bonds”) for any and all of its outstanding 5.647% Secured Facility Exchange Bonds due March 29, 2021 (the “2005 Bonds”). The 2005 Exchange Bonds will be subject to a Registration Statement on Form S-4 (the “Registration Statement”).

We hereby confirm that the discussion set forth under the caption “United States Federal Income Tax Considerations” in the prospectus that is part of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on September 22, 2005 constitutes our opinion as to the matters set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the references to us under the caption “United States Federal Income Tax Considerations” in the prospectus contained in such Registration Statement. The issuance of such a consent does not concede that we are an “Expert” for the purposes of the Securities Act of 1933.

Very truly yours,

/s/    Davis Polk & Wardwell